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CIGNA CORPORATION                                                    EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

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
                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                1995                     1994
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
Income before income taxes                                   $        706            $          374
                                                               -----------              ------------

Fixed charges included in income:
    Interest expense                                                   63                        61
    Interest portion of rental expense                                 46                        52
                                                               -----------              ------------

Total fixed charges included in income                                109                       113
                                                               -----------              ------------

Income available for fixed charges                           $        815            $          487
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RATIO OF EARNINGS TO FIXED CHARGES                                    7.5                       4.3
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